Exhibit 4-8
SIXTH SUPPLEMENTAL AGREEMENT

To:      Aries Maritime Transport Limited
    c/o AMT Management Ltd.
    18 Zerva Nap, 1st Floor
    Athens 11675
    Greece
    Fax No:  +30 210 89 83 788

Attention:  Jeff Parry, Chief Executive Officer
2009
Dear Sirs,

US$360,000,000 Revolving Credit Facility

We refer to the facility agreement dated 3 April 2006 (the "Original Agreement") and made between (1) Aries Maritime Transport Limited as borrower (the "Borrower"), (2) the banks and financial institutions as set out in Schedule 1 part (a) to the Fifth Supplemental Agreement (as hereinafter defined) (the "Banks"), (3) Bank of Scotland plc and Nordea Bank Finland plc as joint lead arrangers (the "Arrangers"), (4) the banks and financial institutions as set out in Schedule 1 part (b) to the Fifth Supplemental Agreement (as hereinafter defined) in their capacity as co-arrangers (the "Co-Arrangers"), (5) the banks and financial institutions as set out in Schedule 1 part (c) to the Fifth Supplemental Agreement (as hereinafter defined) in their capacity as swap banks (the "Swap Banks") and (6) Bank of Scotland plc (the "Agent", and together with the Banks, the Arrangers, the Co-Arrangers and the Swap Banks, the "Finance Parties" and each a "Finance Party") as agent, security agent and trustee on behalf of the Finance Parties, as supplemented and amended by a first supplemental agreement dated 24 August 2006 (the "First Supplemental Agreement"), a second supplemental agreement dated 22 January 2007 (the "Second Supplemental Agreement"), a third supplemental agreement dated 2 March 2007 (the "Third Supplemental Agreement"), a fourth supplemental agreement dated 1 August 2007 (the "Fourth Supplemental Agreement"), a fifth supplemental agreement dated 11 June 2008 (the "Fifth Supplemental Agreement") and a side letter dated 3 August 2007 (the "Side Letter") each made between the Borrower and the Agent (acting as agent, security agent and trustee for the Finance Parties) (the Original Agreement as supplemented and amended by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental and the Side Letter, the "Principal Agreement"), pursuant to which the Banks agreed to make available to the Borrower upon the terms and conditions contained therein the aggregate sum of up to three hundred and sixty million Dollars ($360,000,000) (the "Loan").

You, the Borrower, have requested that we, the Agent, in our capacity as security agent and trustee on behalf of the Finance Parties, agree on behalf of the Finance Parties, to the deletion of the bareboat registration of m.v. "NORDANVIND" ("Nordanvind") in the name of Nordanvind Shipping Venezuela, S.A. as charterer (the "Charterer") on the Venezuelan Naval Registry following the termination by effluxion of time of the "Barecon 89" form bareboat charterparty dated 21 July 2003 (the "Charter") made between Ermina Marine Limited as owner ("Ermina") and the Charterer.

You had also requested that we, as Agent on behalf of the Finance Parties, consent to:

A.	the change of name of the vessel owned by Seine Marine Ltd. from "CMA CGM SEINE" to "MSC SEINE",

B.
the permanent change of the commercial manager and the technical manager of Nordanvind from Magnus Carriers Corporation of Salduba Building, East 53rd Street, Urbanizacion Obarrio, Panama City, Republic of Panama ("Magnus") to AMT Management Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 ("AMTM");

Part of Lloyds Banking Group.
Bank of Scotland plc.
Registered in Scotland number SC327000.
Registered Office: The Mound, Edinburgh EH1 1YZ.
Authorised and regulated by the Financial Services Authority.
www.bankofscotland.co.uk/corporate

C.	the permanent change of the commercial manager of m.v.'s "OCEAN HOPE", "SARONIKOS BRIDGE" and "MSC SEINE" (together the "Barber Ships") from Magnus to AMTM;

D.
the permanent change of the technical manager of the Barber Ships from Barber Ship Management Singapore Pte Ltd of 1 Kim Seng Promenade, #16-09 Great World City, Singapore 237994 ("Barber") to AMTM; and

E.	the change in commercial management of any Mortgaged Ship from Magnus to AMTM.

and our consent to such changes, which have now been implemented, was granted subject to the execution of this Agreement.

Subject to the receipt by us or our duly authorised representative on or before the date of this Agreement of the conditions precedent listed below in a form and substance satisfactory to us in our sole discretion we, on behalf of the Finance Parties, hereby agree and consent to the deletion of the bareboat registration of Nordanvind on the Venezuelan Naval Registry.

The conditions precedent referred to above, which shall be provided in a form and substance acceptable to the Agent and/or the Arrangers in their sole discretion, are as follows:

1
evidence from the Charterer and the Venezuelan Naval Registry that the Charter has been terminated and that the bareboat registration of Nordanvind in the name of the Charterer on the Venezuelan Naval Registry has been fully and finally terminated;

2
a confirmation from the Charterer that it has no outstanding claims whatsoever against either Nordanvind and/or Ermina and that there have been no breaches of the terms of the Charter or any other defaults thereunder;

3
evidence, in the form of an Encumbrance Certificate issued by the Venezuelan Naval Registry and the results of a search conducted at the Venezuelan Maritime Court, that neither the Venezuelan Naval Registry nor any other Venezuelan Government Entity has any claim against, or other debt accrued or accruing to it from, either Nordanvind and/or Ermina and that there has been no registration or attempt to register or to note against either Nordanvind and/or Ermina on the Venezuelan Naval Registry or other relevant Venezuelan Government Entity Register any mortgage, lien or other claim of whatsoever nature;

4	evidence, in the form of a copy of an unrestricted Marshall Islands registry certificate for Nordanvind, that Nordanvind's right to fly the Marshall Islands flag has been restored;

5	a legal opinion in relation to the laws of Venezuela confirming (inter alia) the deletion of Nordanvind's bareboat registration from the Venezuelan Naval Registry;

6
a legal opinion in relation to the laws of the Marshall Islands confirming (inter alia) the continued validity, effectiveness and enforceability of each of the Security Documents executed in favour of the Agent with respect to Nordanvind, the due registration of Nordanvind under the laws and flag of the Marshall Islands and that Ermina has all necessary consents, licenses and approvals to fly the Marshall Islands flag;

7
evidence that AMTM has duly executed manager's undertakings and related notices of assignment of insurances in relation to Nordanvind and each of the Barber Ships in the form set out in Schedule 1 hereto (the "AMTM Manager's Undertakings") in favour of the Agent;

8
certified true copies of the commercial and technical management agreements made respectively between Ermina and AMTM and the relevant Owner of each of the Barber Ships and AMTM (the "AMTM Management Agreements") each in a form and substance acceptable to the Arrangers in their absolute discretion;

9
evidence that AMTM is duly authorised to execute each of the Manager's Undertakings and related notices of assignment of insurances, has properly and validly executed each of the Manager's Undertakings and that the provisions of each of the Manager's Undertakings are binding upon them;

10
evidence that AMTM has obtained all consents and authorisations necessary to enable it to execute each of the AMTM Manager's Undertakings and the AMTM Management Agreements and all documents and other instruments to be executed by AMTM in connection therewith or pursuant thereto;

11
a copy, certified as a true copy by AMTM's solicitors or other person acceptable to the Agent of a letter from AMTM's agent for receipt of service of proceedings referred to in clause 6(b) of the AMTM Manager's Undertakings accepting its appointment under the said clause;

12
a legal opinion in relation to the laws of the Marshall Islands confirming (inter alia) that (a) AMTM has properly and validly executed the AMTM Manager's Undertakings and the AMTM Management Agreements and (b) the provisions of the AMTM Manager's Undertakings and the AMTM Management Agreements are fully binding and enforceable on AMTM;

13
evidence that Ermina has duly executed a notice of assignment of insurances in relation to Nordanvind in the form set out in Schedule 2 to the General Assignment dated 27 April 2006 and made between the Agent and Ermina and evidence that Ermina is duly authorised to execute such notice of assignment of insurances;

14
confirmations from the relevant protection and indemnity club, war risks club and hull and machinery (marine and war risks) brokers/insurers of Nordanvind and each of the Barber Ships that the insurance policies, cover note and certificate of entry relating to Nordanvind and each of the Barber Ships have been amended to reflect the interests of AMTM as new technical and commercial manager and that they will each issue letters of undertaking in respect of Nordanvind and each of the Barber Ships in favour of the Agent in a form and substance acceptable to the Agent in its sole discretion;

15
confirmations from the relevant protection and indemnity club, war risks club and hull and machinery (marine and war risks) brokers/insurers of Nordanvind that the insurance policies, cover notes and certificate of entry relating to Nordanvind have been amended to reflect the fact that the Charterer no longer has any interest in the insurances of Nordanvind;

16	evidence that the Borrower, each of the Owners and AMTM are in good standing under the laws of their respective places of incorporation;

17
receipt by the Agent of all expenses (including legal and out-of-pocket expenses) incurred by the Agent in connection with the negotiation, preparation and execution of this Agreement together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment);

18
evidence that the Borrower, each of the Owners and AMTM are duly authorised to execute this Agreement, have properly and validly executed this Agreement and that the provisions of this Agreement are binding upon each of them;

19
evidence that the Borrower, each of the Owners and AMTM have obtained all consents and authorisations necessary to enable each of them to enter into this Agreement and all documents and other instruments to be executed by each of them in connection therewith or pursuant thereto;

20
a legal opinion in relation to the laws of Bermuda confirming (inter alia) that each of the Borrower, Compass Overseas Ltd. and Compassion Overseas Ltd. have properly and validly executed this Agreement and that the provisions of this Agreement are fully binding and enforceable on them;

21
a legal opinion in relation to the laws of the Marshall Islands confirming (inter alia) that each of the Owners which are incorporated in the Marshall Islands and AMTM have properly and validly executed this Agreement and that the provisions of this Agreement are fully binding and enforceable on such Owners and AMTM; and

22	such other legal opinion or such other information, evidence, matter or thing as the Agent may require.

For the avoidance of doubt it is agreed that:

(a)	the provisions of Schedule 1, part (a) of the Fifth Supplemental Agreement shall be deemed to replace the provisions of Schedule 1, part 1 of the Principal Agreement;

(b)	the provisions of Schedule 1, part (b) of the Fifth Supplemental Agreement shall be deemed to replace the provisions of Schedule 1, part 3 of the Principal Agreement;

(c)	the provisions of Schedule 1, part (c) of the Fifth Supplemental Agreement shall be deemed to replace the provisions of Schedule 1, part 2 of the Principal Agreement;

(d)	from the date of this Agreement all references in the Principal Agreement to:

(i)
the "Manager" shall be deemed to be references to AMT Management Ltd., a company incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, Marshall Islands and established in Greece under the law 89 regime with a principal place of business at 18 Zerva Nap., Stre., 16675 Glyfada, Greece, in its capacity as the manager of the Ships and includes its successors in title and assignees, or any other person appointed by the Borrower, any Owner or other person, with the prior written consent of the Agent, as the technical and/or commercial manager of any of the Ships and includes its successors in title and assignees; and

(ii)
the "Manager's Account" shall be deemed to be references to the interest bearing Dollar account of AMT Management Ltd. opened by AMT Management Ltd. with the Account Bank with account number 43916USD01 and includes any other account designated in writing by the Account Bank to be the Manager's Account.

Please countersign and return a copy of this Agreement as evidence of your agreement to all of its terms and conditions and procure the countersignature and return of this Agreement by the Owners and AMTM as evidence of their agreement to all of its terms and conditions.

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless defined herein, have the same meanings when used in this Agreement.

This Agreement and any non-contractual obligations in connection with this Agreement shall be governed by and construed in accordance with the laws of England.

Yours faithfully,

_____________________________________________
For and on behalf of
BANK OF SCOTLAND plc
(as security agent and trustee for the Finance Parties)

We agree to the terms of this Agreement.

______________________________________________
For and on behalf of
ARIES MANAGEMENT TRANSPORT LIMITED

We agree to the terms of this Agreement.

______________________________________________
For and on behalf of
AMT MANAGEMENT LTD.

We agree to the terms of this Agreement.

_____________________________________________
For and on behalf of
OSTRIA WAVES LTD.
ERMINA MART LIMITED LAND MARIN S.A.
RIDER MARINE S.A.
ALTIUS MARINE S.A.
FORTIUS MARINE S.A. JUBILEE SHIPHOLDING S.A. MAKASSAR MARINE LTD. SEINE MARINE LTD.
CHINOOK WAVES CORPORATION
COMPASS OVERSEAS LTD. COMPASSION OVERSEAS LTD.

Schedule 1
Form of AMTM Manager's Undertaking

Private & Confidential

Manager's Undertaking

To:	Bank of Scotland plc
        (formerly known as The Governor and Company of the Bank of Scotland)
Marine Finance
2nd Floor
Pentland House
8 Lochside Avenue
Edinburgh EH12 9DJ
Scotland
(as agent, security agent and trustee on behalf of the Finance Parties (as defined below))

From:	AMT Management Ltd.
Ajeltake Road
Ajeltake Island
Majuro
The Marshal Islands

2009

Dear Sirs

Loan to Aries Maritime. Transport Limited

1         Facility Agreement

We understand that:

(a)
by a facility agreement dated 3 April 2006 (the "Original Agreement") and made between (1) Aries Maritime Transport Limited as borrower (the "Borrower"), (2) the banks and financial institutions as set out in Schedule 1 part (a) to the Fifth Supplemental Agreement (as hereinafter defined) (the "Banks"), (3) Bank of Scotland plc and Nordea Bank Finland plc as joint lead arrangers (the "Arrangers"), (4) the banks and financial institutions as set out in Schedule 1 part (b) to the Fifth Supplemental Agreement (as hereinafter defined) in their capacity as co-arrangers (the "Co-Arrangers"), (5) the banks and financial institutions as set out in Schedule 1 part (c) to the Fifth Supplemental Agreement (as hereinafter defined) in their capacity as swap banks (the "Swap Banks") and (6) Bank of Scotland plc (the "Agent", and together with the Banks, the Arrangers, the Co-Arrangers and the Swap Banks, the "Finance Parties" and each a "Finance Party") as agent, security agent and trustee on behalf of the Finance Parties, as supplemented and amended by a first supplemental agreement dated 24 August 2006 (the "First Supplemental Agreement"), a second supplemental agreement dated 22 January 2007 (the "Second Supplemental Agreement"), a third supplemental agreement dated 2 March 2007 (the "Third Supplemental Agreement"), a fourth supplemental agreement dated 1 August 2007 (the "Fourth Supplemental Agreement"), a fifth supplemental agreement dated 11 June 2008 (the "Fifth Supplemental Agreement") and a side letter dated 3 August 2007 (the "Side Letter") each made between the Borrower and the Agent (acting as agent, security agent and trustee for the Finance Parties) (the Original Agreement as supplemented and amended by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental and the Side Letter, the "Principal Agreement"), pursuant to which the Banks agreed to make available to the Borrower upon the terms and conditions contained therein the aggregate sum of up to three hundred and sixty million Dollars ($360,000,000) (the "Loan");

(b)
by master swap agreements each dated as of 30 August 2005 or 3 April 2006 (together, the "Master Swap Agreements" and each a "Master Swap Agreement") and made between the Borrower and each Swap Bank, each comprising an ISDA Master Agreement in the agreed form together with any Confirmations (as defined therein) supplemental thereto, the Borrower agreed the terms and conditions upon which it entered into interest rate swap transaction(s) with each of the Swap Banks in respect of the Loan (whether in whole or in part as the case may be from time to time);

(c)
pursuant to an intra-group loan agreement dated 27 April 2006 (the "Iantra-Group Loan Agreement") and made between (1) the Borrower and (2) [name of Owner] (the "Owner"), the Borrower has agreed to on-lend to the Owner the sum of [•] Dollars ($[•]) being part of the Loan to assist the Owner in financing the acquisition of the Ship (as hereinafter defined);

(d)
by a corporate guarantee dated 27 April 2006 (the "Corporate Guarantee") and executed by (1) the Owner in favour of (2) the Agent (as security agent and trustee on behalf of the Finance Parties), the Owner has guaranteed to pay to the Agent all moneys and to discharge all obligations and liabilities now or hereafter due or owing or incurred by the Borrower to the Finance Parties or any of them under or pursuant to the Facility Agreement, the Master Swap Agreements, the Corporate Guarantee and the other Security Documents (as defined in the Facility Agreement) and all interest and all other costs and expenses; and

(e)
it is a condition of the Agent's agreement to the appointment and/or continued appointment of ourselves, AMT Management Ltd. (the "New Manager"), as manager that we enter into this letter in favour of the Agent.

2         Confirmation of appointment

We hereby confirm that we have been appointed as the manager of m.v. "M" Official Number [•], IMO Number [•] (the "Ship") registered under Marshall Islands flag at the port of Majuro, pursuant to a management agreement dated [•] (the "Management Agreement") between ourselves and the Owner and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

3         Representation and warranty

We hereby represent and warrant that the copy of the Management Agreement set out in Appendix 1 to this letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the New Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or material and continuing defaults thereunder by the New Manager or, to the best of the New Manager's knowledge and belief, the Owner.

4         Undertakings

The New Manager undertakes with the Agent that:

(a)
the New Manager will not agree or purport to agree to any amendment or variation of the Management Agreement without the prior written consent of the Agent, such consent not to be unreasonably withheld;

(b)
the New Manager will procure that any sub-manager appointed by it pursuant to the Management Agreement or otherwise will, on or before the date of such appointment, enter into an undertaking in favour of the Agent in substantially the same form (mutatis mutandis) as this letter;

(c)
the New Manager will not, without the prior written consent of the Agent, such consent not to be unreasonably withheld, take any action or institute any proceedings or make or assert any claim on or in respect of (i) the Ship or (ii) its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Agent (as security agent and trustee for and on behalf of the Finance Parties) or otherwise) in respect of the Ship and its Earnings (as defined below) or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums) (the "Insurances") or (iii) all moneys whatsoever from time to time due or payable to the Owner arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) or any charterparty or other contract for the employment of the Ship and any sums recoverable under any loss of earnings insurance (the "Earnings") or (iv) any other property or other assets of the Owner which the Agent has previously advised the New Manager are subject to any encumbrance or right of set-off in favour of the Agent by virtue of any of the Security Documents (as described in the Facility Agreement) executed in favour of the Agent (as security agent and trustee on behalf of the Finance Parties) pursuant to the Facility Agreement, the Master Swap Agreements and/or the Corporate Guarantee;

(d)	the New Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Agent to do so;

(e)
the New Manager will promptly notify the Agent if at any time the amount owed by the Borrower to the New Manager pursuant to the Management Agreement (whether in respect of the New Manager's remuneration or disbursements or otherwise) exceeds US$100,000 or the equivalent in other currencies; and

(f)	the New Manager will provide the Agent with such information as is in the New Manager's domain and knowledge concerning the Ship as the Agent may from time to time reasonably require.

5         Insurance assignment

(a)
By way of security for the aggregate of the Guaranteed Liabilities (as defined in the Corporate Guarantee) and interest accrued and accruing thereon, the Expenses (as such term is defined in the Facility Agreement) and all other sums of money from time to time owing to the Agent and/or any of the other Finance Parties, whether actually or contingently, under the Facility Agreement, the Master Swap Agreements, the Corporate Guarantee and the other Security Documents or any of them (the "Outstanding Indebtedness"), the New Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Agent (as security agent and trustee for and on behalf of the other Finance Parties) all of the New Manager's rights, title and interest in and to all the benefit of the Insurances.

(b)
The New Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this letter is given to all insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Agent.

(c)
The Agent shall, at the New Manager's cost, re-assign to the New Manager all the New Manager's right, title and interest in the Insurances upon the Outstanding Indebtedness being discharged in full to the satisfaction of the Agent.

(d)
Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5(a) above) be payable to the New Manager shall be applied in accordance with clause 2.1.2 of the General Assignment dated 27 April 2006 and made between (1) the Owner and (2) the Agent (as security agent and trustee for and on behalf of the other Finance Parties).

6         Law and jurisdiction

(a)	The agreement constituted by this letter and any non-contractual obligations in connection therewith shall be governed by and construed in accordance with English law.

(b)
The New Manager agrees, for the benefit of the Agent and the other Finance Parties, that any legal action or proceedings arising out of or In connection with this letter against the New Manager or any of its assets may be brought in the English courts. The New Manager irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers HFW Nominees Limited at present of Friary Court, 65 Crutched Friars, London, EC3N 2AE to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Agent to take any proceedings against the New Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

Yours faithfully

_____________________________
For and on behalf of
AMT Management Ltd.

Appendix 1
Copy of the Management Agreement

Appendix 2
Notice of Assignment

We, AMT MANAGEMENT LTD. the managers of m.v. "[•]", HEREBY GIVE NOTICE that by a first assignment dated [•] and entered into by us with BANK OF SCOTLAND PLC (formerly known as The Governor and Company of the Bank of Scotland) (as agent, security agent and trustee on behalf of the Finance Parties (as therein defined)) there has been assigned by us to the said BANK OF SCOTLAND PLC (formerly known as The Governor and Company of the Bank of Scotland) (as agent, security agent and trustee on behalf of the Finance Parties) as first assignees all of our right, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED

______________________________
For and on behalf of
AMT MANAGEMENT LTD.
Dated: